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                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement filed on approximately December 13, 1996 on Form S-8 covering the 1985 Amended Non-Qualified Stock Option Plan and in the Registration Statement filed on approximately December 13, 1996 on Form S-8 covering the 1995 Incentive Stock Option Plan and related Prospectuses of our report, dated January 19, 1996 with respect to the consolidated financial statements of PNB Financial Group and subsidiary included in the Company's Annual Report on Form 10-KSB for the years ended December 31, 1995 and 1994.


McGladrey & Pullen, LLP

Anaheim, California
December 13, 1996